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                      May 19, 2020

       Pedro Farah
       Chief Financial Officer
       Nutrien Ltd.
       Suite 200
       122 1st Avenue South
       Saskatoon, Saskatchewan, Canada
       S7K 7G3

                                                        Re: Nutrien Ltd.
                                                            Form 40-F for the
Fiscal Year Ended December 31, 2019
                                                            Filed February 28,
2020
                                                            File No. 001-38336

       Dear Mr. Farah:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                      Sincerely,


                      Division of Corporation Finance

                      Office of Life Sciences